Filed Pursuant to Rule 424(b)(3)

Registration No. 333-132911

9,820,000 Units
100% Principal Protected Currency Notes
Linked to the United States dollar value of the British pound, European Union euro, Canadian dollar and Swiss franc due September 1, 2010
$10 principal amount per unit
Term Sheet No. 3083

Merrill Lynch & Co., Inc.

Pricing Date	August 28, 2008
Settlement Date	September 9, 2008
Maturity Date	September 1, 2010
CUSIP No.	59023V795

100% Principal Protected Currency Notes

- 142.7% participation in increases of the value of the United States dollar relative to the British pound, European Union euro, Canadian dollar and Swiss franc
- 100% principal protection at maturity
- A maturity of approximately 24 months
- No periodic interest payments
- The Notes will not be listed on any securities exchange

STRUCTURED INVESTMENTS
PRINCIPAL PROTECTION
ENHANCED INCOME
MARKET PARTICIPATION
ENHANCED PARTICIPATION

The Notes will have the terms specified in this term sheet as supplemented by the documents indicated herein under “Additional Terms of the Notes” (together the “Notes Prospectus”). Investing in the Notes involves a number of risks. See “Risk Factors” on page TS-4 of this term sheet and beginning on page PS-4 of product supplement CURR-5.

In connection with this offering, each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and its broker-dealer affiliate First Republic Securities Company, LLC is acting in its capacity as a principal.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Notes Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price (1)	$10.000	$98,200,000
Underwriting discount (1)	$.175	$1,718,500
Proceeds, before expenses, to Merrill Lynch & Co., Inc.	$9.825	$96,481,500

(1)	The public offering price and underwriting discount for any purchase of 500,000 or more units in a single transaction by an individual investor will be $9.95 per unit and $.125 per unit, respectively.

Merrill Lynch & Co.

August 28, 2008

Summary

The 100% Principal Protected Currency Notes Linked to the United States dollar value of the British pound, European Union euro, Canadian dollar and Swiss franc due September 1, 2010 (the “Notes”) are senior, unsecured debt securities of Merrill Lynch & Co., Inc. that provide investors with a 142.7% participation rate based upon the sum of the weighted returns of each Exchange Rate (as defined herein) as calculated on the Valuation Date (the “Cumulative Return”). The Cumulative Return will increase if the value of the United States dollar increases relative to the British pound, European Union euro, Canadian dollar and Swiss franc (each, a “Composite Currency” and together, the “Composite Currencies”) over the term of the Notes. The Cumulative Return will decrease if the value of the United States dollar depreciates relative to the Composite Currencies over the term of the Notes. Investors should be of the view that the value of the United States dollar will appreciate relative to the Composite Currencies over the term of the Notes and must be willing to forego interest payments on the Notes.

Terms of the Notes	Determining Payment at Maturity for the Notes

On the maturity date, you will receive a cash payment per unit denominated in United States dollars equal to the Redemption Amount. If the Cumulative Return is negative or zero, you will receive only the Minimum Redemption Amount per unit.

The “Redemption Amount” per unit to which you will be entitled will depend on the direction of and the percentage change in the Exchange Rates and the Participation Rate, and will be determined as set forth below:

Hypothetical Payout Profile

This graph reflects the hypothetical performance of the Notes, including the Participation Rate of 142.7%, the Base Value of $10.00 and the Minimum Redemption Amount of $10.00. The blue line reflects the hypothetical Redemption Amount of the Notes while the dotted gray line reflects the hypothetical performance of the Cumulative Return with no Minimum Redemption Amount and with a 100% Participation Rate.

This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual Cumulative Return and the term of your investment.

Hypothetical Payments at Maturity

Set forth below are three examples of Redemption Amount calculations (rounded to two decimal places) including the Participation Rate of 142.7%:

Example 1—The hypothetical Cumulative Return on the Valuation Date is equal to -50%:

Redemption Amount (per unit) = $10.00        (The Redemption Amount cannot be less than the $10 Minimum Redemption Amount per unit)

Example 2—The hypothetical Cumulative Return on the Valuation Date is equal to 5%:

$10 + ($10 × 5% × 142.7%) = $10.71

Redemption Amount (per unit) = $10.71

Example 3—The hypothetical Cumulative Return on the Valuation Date is equal to 15%:

$10 + ($10 × 15% × 142.7%) =  $12.14

Redemption Amount (per unit) = $12.14

For a range of hypothetical Cumulative Returns on the Valuation Date, the following table illustrates:

▪	the total amount payable on the maturity date per unit (rounded to two decimal places);
▪	the total rate of return to holders of the Notes; and
▪	the pretax annualized rate of return to holders of the Notes.

The table below includes the Participation Rate of 142.7%.

Hypothetical Cumulative Return on the Valuation Date	Total amount payable on the maturity date per unit	Total rate of return on the Notes	Pretax annualized rate of return on the Notes(1)
-25.00%	$10.00	0.00%	0.00%
-10.00%	$10.00	0.00%	0.00%
-5.00%	$10.00	0.00%	0.00%
0.00%	$10.00 (2)	0.00%	0.00%
5.00%	$10.71	7.14%	3.52%
10.00%	$11.43	14.27%	6.86%
25.00%	$13.57	35.68%	16.04%

(1)	The pretax annualized rates of return specified in this column are calculated on a semiannual bond equivalent basis and assume an investment term from September 9, 2008 to September 1, 2010, the term of the Notes.

(2)	The amount you receive on the maturity date will not be less than $10.00 per unit.

The above figures are for purposes of illustration only. The actual amount you receive and the resulting total and pretax annualized rates of return will depend on the actual Cumulative Return and the term of your investment.

Risk Factors

An investment in the Notes involves significant risks. The following is a list of certain of the risks involved in investing in the Notes. You should carefully review the more detailed explanation of risks relating to the Notes in the “Risk Factors” sections included in the product supplement and MTN prospectus supplement identified below under “Additional Terms of the Notes”. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

▪	You may not earn a return on your investment.

▪	Your yield may be lower than the yield on other debt securities of comparable maturity.

▪	Changes in the values of the Exchange Rates may offset each other.

▪	You must rely on your own evaluation of the merits of an investment linked to the Exchange Rates.

▪	The return on your Notes depends on the Exchange Rates, which are affected by many complex factors outside of our control.

▪	Even though currency trades around-the-clock, your Notes will not, and the prevailing market prices for your Notes may not reflect the underlying currency prices and rates.

▪

In seeking to provide investors with what we believe to be commercially reasonable terms for the Notes while providing MLPF&S with compensation for its services, we have considered the costs of developing, hedging and distributing the Notes. If a trading market develops for the Notes (and such a market may not develop), these costs are expected to affect the market price you may receive or be quoted for your Notes on a date prior to the stated maturity date.

▪	Many factors affect the trading value of the Notes; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor.

▪	Amounts payable on the Notes may be limited by state law.

▪	Potential conflicts of interest could arise.

Investor Considerations

You may wish to consider an investment in the Notes if:

▪	You anticipate that the Cumulative Return on the Valuation Date will be sufficiently positive to provide you with your desired return.

▪	You accept that you will not receive any return other than the return of your original investment if the Cumulative Return is zero or negative on the Valuation Date.

▪	You are willing to forego interest payments on the Notes, such as fixed or floating rate interest paid on traditional interest bearing debt securities.

▪	You are willing to accept that a trading market for the Notes is not expected to develop.

The Notes may not be appropriate investments for you if:

▪	You anticipate that the Cumulative Return on the Valuation Date will not be sufficiently positive to provide you with your desired return.

▪	You seek an investment that provides a guaranteed yield or return in addition to the return of your original investment.

▪	You seek interest payments or other current income on your investment.

▪	You want assurances that there will be a liquid market if and when you want to sell the Notes prior to maturity.

Other Provisions

We may deliver the Notes against payment therefor in New York, New York on a date that is in excess of three business days following the Pricing Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement on the Notes occurs more than three business days from the Pricing Date, purchasers who wish to trade Notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

If you place an order to purchase these offered securities, you are consenting to each of MLPF&S and its broker-dealer affiliate First Republic Securities Company, LLC acting as a principal in effecting the transaction for your account. MLPF&S is acting as an underwriter and/or selling agent for this offering and will receive underwriting compensation from the issuer of the securities.

Supplement to the Plan of Distribution

MLPF&S and First Republic Securities Company, LLC, each a broker-dealer subsidiary of ML&Co., are members of the Financial Industry Regulatory Authority, Inc. (formerly the National Association of Securities Dealers, Inc. (the “NASD”)) and will participate in the distribution of the Notes. Accordingly, offerings of the Notes will conform to the requirements of NASD Rule 2720.

MLPF&S and First Republic Securities Company, LLC may use this Note Prospectus for offers and sales in secondary market transactions and market-making transactions in the Notes. MLPF&S and First Republic Securities Company, LLC may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market prices at the time of the sale.

Exchange Rates

The notes are designed to allow investors to participate in exchange rate movements of the value of the United States dollar relative to the British pound, European Union euro, Canadian dollar and Swiss franc (each, a “Composite Currency” and together, the “Composite Currencies”) over the term of the notes. The Exchange Rate for the British pound and the European Union euro is expressed as the number of United States dollars per one unit of the applicable Composite Currency, while the Exchange Rate for the Canadian dollar and the Swiss franc is expressed as the number of units of the applicable Composite Currency per one United States dollar.

To calculate the Redemption Amount you will receive at maturity:

The “Cumulative Return” will be determined by the Calculation Agent on the Valuation Date and will equal the sum of the Weighted Returns (as defined below) of the Exchange Rates.

The “Weighted Return” for each Exchange Rate will be determined by the Calculation Agent as follows:

(i) For the British pound:	Exchange Rate Weighting ×	(	Initial Exchange Rate - Final Exchange Rate	)	;
Initial Exchange Rate

(ii) For the European Union euro:	Exchange Rate Weighting ×	(	Initial Exchange Rate - Final Exchange Rate	)	;
Initial Exchange Rate

(iii) For the Canadian dollar:	Exchange Rate Weighting ×	(	Final Exchange Rate - Initial Exchange Rate	)	; and
Final Exchange Rate

(iv) For the Swiss franc:	Exchange Rate Weighting ×	(	Final Exchange Rate - Initial Exchange Rate	)
Final Exchange Rate

The formulas in (i) and (ii) will result in the Weighted Return of the applicable Composite Currency being positive when the Final Exchange Rate of such Composite Currency is less than its Initial Exchange Rate and being negative when the Final Exchange Rate of such Composite Currency is greater than its Initial Exchange Rate. The formulas in (iii) and (iv) will result in the Weighted Return of the applicable Composite Currency being negative when the Final Exchange Rate of such Composite Currency is less than its Initial Exchange Rate and being positive when the Final Exchange Rate of such Composite Currency is greater than its Initial Exchange Rate.

Assuming the Exchange Rates of every other Composite Currency remain the same, any appreciation in the value of the United States dollar relative to a given Composite Currency will result in an increase in the Cumulative Return while any depreciation in the value of the United States dollar relative to a given Composite Currency will result in a decrease in the Cumulative Return.

The “Initial Exchange Rate” for each Exchange Rate equals:

(i) For the British pound:	1.82925 United States dollars per one British pound;

(ii) For the European Union euro:	1.47710 United States dollars per one European Union euro;

(iii) For the Canadian dollar:	1.05185 Canadian dollars per one United States dollar; and

(iv) For the Swiss franc:	1.09595 Swiss francs per one United States dollar.

The “Final Exchange Rate” will equal the value of the applicable Exchange Rate on the Valuation Date determined as described below.

The “Exchange Rate Weighting” with respect to each Exchange Rate will equal 25%.

Set forth below are two examples of hypothetical Cumulative Return and Redemption Amount calculations (rounded to two decimal places) including the Participation Rate of 142.7%, the Initial Exchange Rates for each Exchange Rate and assuming hypothetical Final Exchange Rates for each Exchange Rate as stated below:

Example 1

Composite Currency	Exchange Rate Weighting	Initial Exchange Rate	Hypothetical Final Exchange Rate
British pound	25.00%	1.82925	1.64633
European Union euro	25.00%	1.47710	1.55096
Canadian dollar	25.00%	1.05185	0.99926
Swiss franc	25.00%	1.09595	1.25870

(i) Weighted Return for the British pound:	25% ×	(1.82925 - 1.64633)	= 2.50%
1.82925

(ii) Weighted Return for the European Union euro:	25% ×	(1.47710 - 1.55096)	= -1.25%
1.47710

(iii) Weighted Return for the Canadian dollar:	25% ×	(0.99926 - 1.05185)	= -1.32%
0.99926

(iv) Weighted Return for the Swiss franc:	25% ×	(1.25870 - 1.09595)	= 3.23%
1.25870

Based on the above, the Cumulative Return would be 3.16% = 2.50% - 1.25% - 1.32% + 3.23% (the sum of the Weighted Returns). As a result, the Redemption Amount per unit would be equal to $10.45 = $10 + ($10 × 3.16% × 142.7%).

Example 2

Composite Currency	Exchange Rate Weighting	Initial Exchange Rate	Hypothetical Final Exchange Rate
British pound	25.00%	1.82925	2.01218
European Union euro	25.00%	1.47710	1.55096
Canadian dollar	25.00%	1.05185	1.10865
Swiss franc	25.00%	1.09595	1.04115

(i) Weighted Return for the British pound:	25% ×	(1.82925 - 2.01218)	= -2.50%
1.82925
(ii) Weighted Return for the European Union euro:	25% ×	(1.47710 - 1.55096)	= -1.25%
1.47710
(iii) Weighted Return for the Canadian dollar:	25% ×	(1.10865 - 1.05185)	= 1.28%
1.10865
(iv) Weighted Return for the Swiss franc:	25% ×	(1.04115 - 1.09595)	= -1.32%
1.04115

Based on the above, the Cumulative Return would be -3.79% = -2.50% - 1.25% + 1.28% - 1.32% (the sum of the Weighted Returns). As a result, the Redemption Amount per unit would be equal to $10.00 (the Redemption Amount cannot be less than the $10 Minimum Redemption Amount per unit).

For each Composite Currency, the Initial Exchange Rate was, and the Final Exchange Rate will be, determined as follows:

(i) for the British pound, the number of United States dollars for which one British pound can be exchanged, as reported by Reuters Group PLC (“Reuters”) on page WMRSPOT07 under “MID”, or any substitute page thereto, at approximately 4:00 p.m. in London, United Kingdom;

(ii) for the European Union euro, the number of United States dollars for which one European Union euro can be exchanged, as reported by Reuters on page ECB37 under “USD”, or any substitute page thereto, at approximately 2:15 p.m. in Frankfurt, Germany;

(iii) for the Canadian dollar, the number of Canadian dollars for which one United States dollar can be exchanged, as reported by Reuters on page WMRSPOT09 under “MID”, or any substitute page thereto, at approximately 4:00 p.m. in London, United Kingdom; and

(iv) for the Swiss franc, the number of Swiss francs for which one United States dollar can be exchanged, as reported by Reuters on page WMRSPOT07 under “MID”, or any substitute page thereto, at approximately 4:00 p.m. in London, United Kingdom.

If the currency exchange rates are not so quoted on Reuters page WMRSPOT07, Reuters page ECB37 or Reuters page WMRSPOT09 (as applicable), or any substitute pages thereto, then the Exchange Rates used to determine the Cumulative Return will be calculated on the basis of the arithmetic mean of the applicable spot quotations received by the Calculation Agent at approximately 10:00 a.m., New York City time, on the relevant date for the purchase or sale for deposits in the relevant currencies by three leading banks engaged in the interbank market (selected in the sole discretion of the Calculation Agent) (the “Reference Banks”). If fewer than three Reference Banks provide spot quotations, then the Exchange Rates will be calculated on the basis of the arithmetic mean of the applicable spot quotations received by the Calculation Agent at approximately

10:00 a.m., New York City time, on the relevant date from two leading commercial banks in New York (selected in the sole discretion of the Calculation Agent), for the purchase or sale for deposits in the relevant currencies. If these spot quotations are available from only one bank, then the Calculation Agent, in its sole discretion, will determine which quotation is available and reasonable to be used. If no spot quotation is available, then the Exchange Rates will be the rate the Calculation Agent, in its sole discretion, determines to be fair and reasonable under the circumstances at approximately 10:00 a.m., New York City time, on the relevant date.

The following graph sets forth the hypothetical historical month-end values of the Cumulative Return from January 2003 through July 2008 based upon historical Exchange Rates. This data on the Cumulative Return is calculated as though each month-end date was the Valuation Date and the Pricing Date was December 31, 2002. The historical data used in this graph reflects the historical Exchange Rates available on Bloomberg, which may not be identical to those determined at the fixing times set forth above. This hypothetical historical data on the Cumulative Return is not necessarily indicative of the future performance of the Cumulative Return or what the value of the Notes may be. Any upward or downward trend in the hypothetical historical value of the Cumulative Return during any period set forth below is not an indication that the Cumulative Return is more or less likely to increase or decrease at any time over the term of the Notes.

Certain U.S. Federal Income Taxation Considerations

Set forth below is a summary of certain U.S. federal income tax considerations relating to an investment in the Notes. The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “United States Federal Income Taxation” in the accompanying product supplement CURR-5 and MTN prospectus supplement, which you should carefully review prior to investing in the Notes. Capitalized terms used and not defined herein have the meanings ascribed to them in the accompanying product supplement CURR-5.

Characterization of the Notes.    There are no statutory provisions, regulations, published rulings or judicial decisions addressing or involving the characterization, for U.S. federal income tax purposes, of the Notes or securities with terms substantially the same as the Notes. However, although the matter is not free from doubt, under current law, each Note should be treated as a debt instrument of ML&Co. for U.S. federal income tax purposes. ML&Co. currently intends to treat each Note as a debt instrument of ML&Co. for U.S. federal income tax purposes and, where required, intends to file information returns with the Internal Revenue Service (the “IRS”) in accordance with this treatment, in the absence of any change or clarification in the law, by regulation or otherwise, requiring a different characterization of the Notes. Prospective investors in the Notes should be aware, however, that the IRS is not bound by ML&Co.’s characterization of the Notes as indebtedness, and the IRS could possibly take a different position as to the proper characterization of the Notes for U.S. federal income tax purposes. Accordingly, prospective purchasers are urged to consult their own tax advisors regarding the tax consequences of investing in the Notes. The following summary assumes that the Notes will be treated as debt instruments of ML&Co. for U.S. federal income tax purposes.

General.    On August 30, 2004, the Treasury Department issued final regulations (the “Foreign Currency Regulations”) under Section 988 of the Internal Revenue Code of 1986, as amended, addressing the U.S. federal income tax treatment of debt instruments having terms similar to the Notes. In general, under the Foreign Currency Regulations, since the amount payable on the maturity date with respect to a Note in excess of the Original Public Offering Price thereof, if any, will be determined by reference to the values of the Composite Currencies, while repayment of 100% of the Original Public Offering Price thereof will not be affected by changes in the values of the Composite Currencies, the Notes will be taxed pursuant to the rules contained in certain final Treasury regulations (the “CPDI Regulations”) addressing the proper U.S. federal income tax treatment of contingent payment debt instruments. The CPDI Regulations generally require a U.S. Holder (as defined in the accompanying product supplement CURR-5) of this type of an instrument to include future contingent and noncontingent interest payments in income as that interest accrues based upon a projected payment schedule. Moreover, in general, under the CPDI Regulations, any gain recognized by a U.S. Holder on the sale, exchange, or retirement of a contingent payment debt instrument is treated as ordinary income, and all or a portion of any loss realized could be treated as ordinary loss as opposed to capital loss (depending upon the circumstances).

Interest Accruals.    Each year, a U.S. Holder of a Note will be required to pay taxes on ordinary income from such Note over its term based upon an estimated yield for the Note, even though such U.S. Holder will not receive any payments until the maturity date. ML&Co. will have established this estimated yield, in accordance with the CPDI Regulations, solely in order for a U.S. Holder to calculate the amount of taxes that such U.S. Holder will owe each year as a result of owning a Note. This estimated yield will not be either a prediction or a guarantee of what the actual Redemption Amount will be, or that the actual Redemption Amount will even exceed the Original Public Offering Price.

Sale or Exchange of the Notes.    Upon the sale or exchange of a Note prior to the maturity date, a U.S. Holder will be required to recognize taxable gain or loss in an amount equal to the difference, if any, between the amount realized by the U.S. Holder upon such sale or exchange and the U.S. Holder’s adjusted tax basis in the Note as of the date of disposition. A U.S. Holder’s adjusted tax basis in a Note generally will equal the U.S. Holder’s initial investment in the Note increased by any interest previously included in income with respect to the Note by the U.S. Holder. Any taxable gain will be treated as ordinary income. Any taxable loss will be treated as ordinary loss to the extent of the U.S. Holder’s total interest inclusions on the Note. Any remaining loss generally will be treated as long-term or short-term capital loss (depending upon the U.S. Holder’s holding period for the Note). In addition, U.S. Holders purchasing a Note at a price that differs from the adjusted issue price of the Note as of the purchase date (e.g., subsequent purchasers) will be subject to rules providing for certain adjustments to the foregoing rules and these U.S. Holders should consult their own tax advisors concerning these rules.

The following table sets forth the amount of interest that will be deemed to accrue with respect to each Note during each accrual period over the term of the Notes based upon a projected payment schedule for the Notes (including both a Projected Redemption Amount and an estimated yield equal to 4.69% per annum (compounded semi-annually)) as determined by ML&Co. for purposes of applying the CPDI Regulations to the Notes:

Hypothetical Accrual Period	Interest deemed to accrue on Notes during accrual period (per unit of the Notes)	Total interest deemed to have accrued on Notes as of end of accrual period (per unit of the Notes)
September 9, 2008 through March 1, 2009	$0.2345	$0.2345
March 2, 2009 through September 1, 2009	$0.2400	$0.4745
September 2, 2009 through March 1, 2010	$0.2456	$0.7201
March 2, 2010 through September 1, 2010	$0.2514	$0.9715

Projected Redemption Amount = $10.9715 per unit of the Notes.

Prospective purchasers of the Notes should consult their own tax advisors concerning the tax consequences, in light of their particular circumstances, under the laws of the United States and any other taxing jurisdiction, of the purchase, ownership and disposition of the Notes. See the discussion under the section entitled “United States Federal Income Taxation” in the accompanying product supplement CURR-5.

Experts

The consolidated financial statements incorporated by reference in this term sheet from Merrill Lynch & Co., Inc.’s Annual Report on Form 10-K for the year ended December 28, 2007 and the effectiveness of Merrill Lynch & Co., Inc. and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, incorporated herein by reference (which reports (1) expressed an unqualified opinion on the consolidated financial statements and included an explanatory paragraph regarding the changes in accounting methods in 2007 relating to the adoption of Statement of Financial Accounting Standards No. 157, “Fair Value Measurement,” Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115,” and FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109,” and in 2006 for share-based payments to conform to Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” and included an explanatory paragraph relating to the restatement discussed in Note 20 to the consolidated financial statements and (2) expressed an unqualified opinion on the effectiveness of internal control over financial reporting). Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited condensed consolidated interim financial information for the three-month periods ended March 28, 2008 and March 30, 2007 and the three-month and six-month periods ended June 27, 2008 and June 29, 2007, which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their reports included in Merrill Lynch & Co., Inc.’s Quarterly Reports on Form 10-Q for the quarters ended March 28, 2008 (which report included an explanatory paragraph relating to the restatement discussed in Note 16 to the condensed consolidated interim financial statements), and June 27, 2008 (which report included explanatory paragraphs related to the restatement discussed in Note 16 to the condensed consolidated interim financial statements and a number of transactions subsequent to the balance sheet date which are expected to have a material impact on the interim financial statements for the three and nine month periods ended September 26, 2008 discussed in Note 18 to the condensed consolidated interim financial statements), and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not “reports” or a “part” of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

Additional Terms of the Notes

You should read this term sheet, together with the documents listed below (collectively, the “Notes Prospectus”), which together contain the terms of the Notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the sections indicated on the cover of this term sheet. The Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

▪	Product supplement CURR-5 dated August 6, 2008:

http://www.sec.gov/Archives/edgar/data/65100/000119312508167675/d424b2.htm

▪	MTN prospectus supplement dated March 31, 2006:

http://www.sec.gov/Archives/edgar/data/65100/000119312506070946/d424b5.htm

▪	General prospectus supplement dated March 31, 2006:

http://www.sec.gov/Archives/edgar/data/65100/000119312506070973/d424b5.htm

▪	Prospectus dated March 31, 2006:

http://www.sec.gov/Archives/edgar/data/65100/000119312506070817/ds3asr.htm

Our Central Index Key, or CIK, on the SEC Website is 65100. References in this term sheet to “ML&Co.”, “we”, “us” and “our” are to Merrill Lynch & Co., Inc., and references to “MLPF&S” are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

ML&Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement, and the other documents relating to this offering that ML&Co. has filed with the SEC for more complete information about ML&Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, ML&Co., any agent or any dealer participating in this offering, will arrange to send you the Note Prospectus if you so request by calling toll-free 1-866-500-5408.

Structured Investments Classification

ML&Co. classifies certain of its structured investments (the “Structured Investments”), including the Notes, into four categories, each with different investment characteristics. The description below is intended to briefly describe the four categories of Structured Investments offered: Principal Protection, Enhanced Income, Market Participation and Enhanced Participation. A Structured Investment may, however, combine characteristics that are relevant to one or more of the other categories. As such, a category should not be relied upon as a description of any particular Structured Investment.

Principal Protection: Principal Protected Structured Investments offer full or partial principal protection at maturity, while offering market exposure and the opportunity for a better return than may be available from comparable fixed income securities. Principal protection may not be achieved if the investment is sold prior to maturity.

Enhanced Income: Structured Investments offering enhanced income may offer an enhanced income stream through interim fixed or variable coupon payments. However, in exchange for receiving current income, investors may forfeit upside potential on the underlying asset. These investments generally do not include the principal protection feature.

Market Participation: Market Participation Structured Investments can offer investors exposure to specific market sectors, asset classes and/or strategies that may not be readily available through traditional investment alternatives. Returns obtained from these investments are tied to the performance of the underlying asset. As such, subject to certain fees, the returns will generally reflect any increases or decreases in the value of such assets. These investments are not structured to include the principal protection feature.

Enhanced Participation: Enhanced Participation Structured Investments may offer investors the potential to receive better than market returns on the performance of the underlying asset. Some structures may offer leverage in exchange for a capped or limited upside potential and also in exchange for downside risk. These investments are not structured to include the principal protection feature.

The classification of Structured Investments is meant solely for informational purposes and is not intended to fully describe any particular Structured Investment nor guarantee any particular performance.